EXHIBIT (a)(1)(H)

PERSONAL AND CONFIDENTIAL

DATE: January 17, 2002

TO:   [Eligible persons receiving paper forms of exchange]

FROM: Stock Option Department

SUBJECT: WORLDCOM STOCK OPTION EXCHANGE PROGRAM

The attached communication from Dennis Sickle and related materials describe a new program whereby eligible option holders may elect on or before February 14, 2002, to surrender outstanding options granted by WorldCom in 1999 and 2000 for cancellation. Subject to the terms and conditions of the program including, but not limited to, the continued employment requirement, new options would be granted in exchange for the cancelled options on the replacement grant date, currently scheduled for August 15, 2002. These new options would have a new exercise price, expiration date and three-year vesting schedule, commencing January 1, 2003. Enclosed, you will find complete information about the exchange program and instructions about how to participate, which you should review carefully.

If you have questions about the exchange program, please contact us at 1-877-999-7780.

Thank you.